Exhibit 5.1

August 14, 2006

Dekania Corp.

2929 Arch Street

Suite 1703

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to Dekania Corp. (“Dekania”), a Delaware corporation, in connection with the preparation and filing by Dekania of a registration statement on Form S-1 under the Securities Act of 1933, as amended, file no. 333-134776 (the “Registration Statement”) with respect to the registration, offer and sale of (i) up to 11,155,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock (the “Common Stock”) and one warrant to purchase one share of Common Stock (the “Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units. In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by Dekania in connection with the registration of the Units, Common Stock and Warrants. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, we are of the opinion that:

1. Dekania is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the State of Delaware.

2. When issued sold as set forth in the Registration Statement, the Units, Common Stock and Warrants will be validly issued, fully paid and non-assessable.

3. When issued, sold and paid for upon exercise of the Warrants as described in the Registration Statement, the Common Stock underlying the Warrants will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware Revised Uniform Limited Partnership Act, as currently in effect. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD, a professional corporation